Exhibit 99.1

Andrew and Nokia Siemens Networks Revamp Filter Relationship

WESTCHESTER, IL, October 24, 2007—Andrew Corporation and Nokia Siemens Networks have agreed to revise their long-standing relationship in custom filter production. The agreement provides more design and manufacturing control to Nokia Siemens Networks, supported by Andrew’s research and development expertise, as it readies to market its next generation radio frequency filter products.

Under the agreement, Nokia Siemens Networks acquired the rights to all Andrew intellectual property related to Nokia Siemens Networks’ filter products for wireless networks. In addition, certain Andrew personnel in Italy will continue to provide engineering and technical work exclusively for the Nokia Siemens Networks products under an engineering services arrangement.

The companies also have agreed to rearrange their filter manufacturing relationship, including use of contract manufacturing partners. Nokia Siemens Networks assumes responsibility for the production of its own filter products currently done at an Andrew facility in Shenzhen, China, and by contract manufacturers in Eastern Europe. This arrangement also includes the transfer of production assets and inventories associated with Nokia Siemens Networks manufacturing operations. Andrew retains ownership of the cost-efficient, world-class Shenzhen facility and will expand filter production there on behalf of its other customers.

The transaction enables Andrew to increase its direct-to-operator channel focus while retaining a strong relationship with Nokia Siemens Networks, as well as other key original equipment manufacturers, which includes the supply of various other products and systems for wireless networks around the world.

“We are pleased that this agreement meets the needs of both companies, while continuing the strong supplier relationship we have enjoyed with Nokia Siemens Networks for many years,” said Mickey Miller, executive vice president and group president, Wireless Network Solutions, Andrew Corporation. “These moves will build a foundation for improved profitability and new opportunities for research and development services for Andrew. In addition, we are able to concentrate more resources and management time on areas of the business that offer more profitable growth opportunities.”

About Andrew Corporation

Andrew Corporation (NASDAQ: ANDW) designs, manufactures, and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P MidCap 400 company founded in 1937.

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News Media Contact:

Rick Aspan, Andrew Corporation

+1 708-236-6568 or publicrelations@andrew.com

Investor Contact:

Lisa Fortuna, Andrew Corporation

+1 708-236-6507

Forward-Looking Statements

Some of the statements in this news release are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.